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                                    EXHIBIT X
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                          INVESTMENT ADVISORY AGREEMENT


      This Agreement (the "Agreement") made and entered into as of this 1st day of February, 1997, between Strategic Performance Fund-II, Inc. a Maryland corporation ("SPF-II") and the Prudential Investment Corporation, a New Jersey corporation ("Advisor").

                              W I T N E S S E T H:

      WHEREAS, SPF-II has been organized to serve as an investment vehicle through which investors may invest in a professionally managed real estate portfolio to consist of existing office, industrial and apartment properties, as more fully described in the Memorandum, as supplemented or amended from time-to-time;

      WHEREAS, SPF-II intends to qualify as a "real estate investment trust," as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and to invest its assets in investments permitted by the terms of the Memorandum and Sections 856 through 860 of the Code; and

      WHEREAS, SPF-II desires to engage Advisor to provide investment advisory and asset management services, all as more particularly set forth herein.

      NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and undertakings hereinafter set forth, the parties hereto covenant and agree as follows:

      11. DEFINITIONS. As used in this Agreement, the following terms shall have the following means:

            "Board" shall mean the Board of Directors of SPF-II, as the same may constituted from time-to-time.

            "Investments" shall mean the investments of SPF-II in real property or interests therein.

            "Investment Criteria" shall mean the investment criteria annually approved by the Board as provided in paragraph 3. The initial Investment Criteria have been approved by the Board and are attached hereto as Exhibit "A."

            "Investment Strategy" shall mean the written investment goals and objectives of SPF-II. The Investment Strategy, until amended by the Board and provided to Advisor, is as set forth in the Memorandum.

            "Memorandum" shall mean the Private Placement Memorandum of SPF-II, dated February 20, 1996, as supplemented or amended from time-to-time.

            "Property Strategic Plan" shall mean, with respect to each Investment, the specific plan developed by Advisor to implement the Investment Strategy and guide the formulation of the annual operating and capital budgets.


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            "SPF-II Account" shall mean a bank or other account or accounts established by SPF-II for the deposit of Investment net revenue and the payment of fees and expenses of SPF-II.

      12. ENGAGEMENT OF ADVISOR. SPF-II hereby engages Advisor to provide investment advisory and asset management services with respect to real estate investments as provided herein. Advisor accepts said engagement on the terms and conditions hereinafter set forth.

      13. SERVICES. Advisor agrees to perform the following services:

      (a) ACQUISITIONS. On at least an annual basis, Advisor shall submit proposed Investment Criteria to SPF-II for approval by the Board. Investment Criteria shall be consistent with and be designed to implement the Investment Strategy. The Investment Criteria most recently approved by the Board shall continue to apply to Advisor's activities until revised or amended Investment Criteria are approved by the board and provided to Advisor.

      Advisor shall use its knowledge of real estate markets to generate potential acquisitions for SPF-II. In the event of a potential acquisition which Advisor believes satisfies the Investment Criteria ("Investment Opportunity"), and subject to paragraph 14 hereof. Advisor shall perform or arrange for such due diligence and financial analysis as is reasonable and customary, and shall negotiate with sellers and execute purchase and sale agreements and other necessary documents on behalf of SPF-II as agent as provided for in paragraph 4 hereof. Advisor may discontinue its efforts at any time if the results of its financial analysis or due diligence investigation are not satisfactory to advisor. All acquisitions of Investments must be approved by the Board.

      (b) ASSET MANAGEMENT. Advisor will develop for each Investment a Property Strategic Plan and operating and capital budgets, which budgets shall then be approved by the Board. Each Investment will be managed by Advisor in its discretion in accordance with the Property Strategic Plan and operating and capital budgets. Advisor shall perform or cause to be performed all services necessary for the operation, management and leadings of the investments, including (i) periodically inspect each Investment; (ii) procure reports and information from consultants and other third-party service providers; (iii) obtain legal advice and undertake legal proceedings; (iv) appoint property managers and other experts; and (v) undertake and perform such other functions; in each of the foregoing instances as Advisor deems necessary or advisable in the course of the performance of its duties and the discharge of its responsibilities under this Agreement.

      (c) DISPOSITIONS. Advisor will recommend to SPF-II those investments which it believes should be marked for sale. All dispositions of Investments must be approved by the Board. If approved by the Board, Advisor will market the Investment (typically through exclusive third-party brokers), and will negotiate and arrange for the closing of all sales.

      (d) INSURANCE. Advisor shall obtain and maintain liability and casualty insurance coverage on the investments (including, as deemed appropriate, earthquake, flood and certain other disaster-type insurance coverage, unless such disaster-type coverage is unavailable or available only at prices which Advisor deems prohibitive) insuring SPF-II and Advisor, of such kind, in such amounts, with such deductibles and against such risks as in the reasonable determination of Advisor shall be in accordance with customary and prudent business practices for the management of such Investment. Advisor may insure the Investments under a blanket


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insurance policy applicable to properties owned or managed by Advisor and its affiliates. Advisor shall, upon SPF-II's request, use its best efforts to obtain other or additional insurance.

      (e) CASH DISTRIBUTIONS. Advisor shall arrange for all cash flow from the Investments, after payment of all operating expenses, capital expenditures and the establishment and maintenance of the appropriate reserves, to be deposited in the SPF-II Account.

      (f) BOOKS AND RECORDS. Advisor shall keep accurate books and records relating to SPF-II transactions with respect to the Investments in accordance with generally accepted accounting principles, uniformly and consistently applied from year-to-year; permit SPF-II to inspect its books and records relating to transactions with respect to the Investments at all reasonable times after reasonable notice; and furnish such information concerning the Investments to such performs as SPF-II may reasonably request in writing.

      14. AGENCY; INDEMNIFICATION. SPF-II hereby appoints Advisor as its agent to enter into and execute letters of intent, purchase and sale agreements, contracts with professionals and other consultants, insurance contracts, deeds, easements, leases, notes, mortgagees, pleadings, assignments and any other document, instrument, certificate or other writing necessary for Advisor to carry out its duties hereunder. The authority granted herein may be exercised without further notice, consent or approval by SPF-II; provided, however, that nothing contained herein shall be construed as granting Advisor authority to take any action requiring Board approval without obtaining such approval.

      Advisor shall not be liable for any action taken, omitted or suffered to be taken by it in good faith and authorized or within the rights or powers conferred by this Agreement or in accordance with the written opinion of its counsel, except to the extent of Advisor's negligence, bad faith or willful misconduct. SPF-II hereby indemnifies, defends and holds Advisor harmless from and against any and all loss, claim, cost, damage or expense (including but not limited to reasonable attorneys' fees and court costs) raised or incurred in connection with Advisor's performance of its duties hereunder or execution of any instrument as provided for herein; provided, however, that SPF-II shall have no such obligation with respect to loss, claim cost, damage or expense caused by Advisor's negligence, bad faith or willful misconduct. Advisor shall not be answerable for any act or omission of any agent, appraiser, contractor, engineer , consultant, attorney, property manager, accountant or bookkeeper if such individual or entity was selected and retained by Advisor with reasonable care, unless Advisor knowingly participates in any default or misconduct, or has actual knowledge of such default or misconduct and fails to take reasonable remedial action, or through negligence in the performance of its specific responsibilities hereunder has enabled such default or misconduct to occur. Notwithstanding the foregoing, this provision shall not constitute a waiver of any rights that SPF-II may have under applicable federal or state securities laws.

      15. PERSONNEL AND CONSULTANTS.

      (a) Advisor may arrange to have certain services it is obligated to provide hereunder performed by its affiliates. The management team responsible hereunder will include senior investment professional from the Prudential Real Estate Investors division of The Prudential Insurance Company of America, or any successor division.


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      (b) Advisor shall employ those consultants, professionals and experts, including, without limitation, securities advisors, that it, in its sole professional judgment, deems necessary to discharge its responsibilities hereunder. Advisor shall have sole discretion over the selection of such consultants, professionals and experts.

      (c) Advisor may employ affiliates of Advisor, provided the fees and expenses of such affiliates do not exceed the usual and customary charges for such services imposed by persons engaged in the same or substantially similar activities with respect to similar properties in the same geographical area. Notwithstanding the foregoing, Advisor may not retain any securities advisors affiliated with Advisor, without the prior consent of the Independent Directors of SPF-II. Advisor may utilize attorneys, engineers, accountants and other professionals or service providers employed by Advisor or its affiliates in lieu of third-party vendors if Advisor reasonably believes that use of such in-house service providers is in the best interest of SPF-II. The costs of such in-house services shall not exceed the usual and customary charges for such services imposed by persons engaged in the same or substantially similar activities with respect to similar properties in the same geographical area.

      (d) Advisor shall discharge its duties under this Agreement as a fiduciary to SPF-II and with the care, skill, prudence and due diligence under the circumstances then prevailing that a prudent institutional asset manager of a real estate investment portfolio acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and investment policies. In the performance of its duties hereunder, the actions of Advisor shall be based on its professional judgment and considered or construed to be a guarantee of investment results. In no event shall Advisor incur liability as a result of following the directions of SPF-II or for any decisions made by SPF-II or the results stemming from such directions or decisions.

      16. FEES. It is agreed by the parties hereto that Advisor shall be paid acquisition, investment management, disposition and incentive fees, each payable in accordance with the terms and provisions set forth in the attached Exhibit "B" (the "Fee Schedule"). Advisor may withdraw fees from the SPF-II Account as and when such fees become due and payable. In the event sufficient funds are not available in the SPF-II Account for the payment of fees due and payable to Advisor, Advisor shall invoice SPF-II, and SPF-II shall pay such fees (either directly or by depositing sufficient funds into the SPF-II Account) within twenty (20) days of such notice.

      17. VALUATION. The Advisor shall periodically provide the Board with a list of appraisers it deems qualified to value the REIT's investments in real property (including mortgage loans and partnership interests). Each such investment will be independently appraised by a Member of the Appraisal Institute (designated MAI, or comparable designation by a comparable successor organization) selected by the independent directors of the Board once every calendar year, with the first such appraisal being not later than fifteen (15) months after the acquisition of the investment. If requested, the Advisor will review and comment to the board on any appraisal report received by the Board. The Board may, upon notice to Advisor, adjust the value of any Investment (upward or downward) if the Board determines that fairness requires such an adjustment (as a result, for example, of capital improvements made to the Investment or the addition or loss of a major tenant). Upon receipt of such notice from the Board, Advisor shall so adjust the value of the Investment.

      18. REPORTING.


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            (a) PERIODIC MEETINGS. Review meetings will be held quarterly with the Board or as frequently as SPF-II reasonably deems necessary upon reasonable notice to Advisor to discuss investment activities, results, and the outlook for the next quarter.

            (b) QUARTERLY REPORTS. Advisor shall provide quarterly activity reports, including unaudited financial statements and a description of any investment activities and information regarding the Investments such as income, expense, extraordinary damage, repairs, and expenses during the prior quarter, and the current status of each Investment.

            (c) ANNUAL REPORTS. Annual audited financial statements, review of investment activities for the year, and Investment summaries containing a description of each Investment and current market value, will be presented within one hundred twenty (120) days after the end of a calendar year.

            (d) ADDITIONAL REPORTS. The Board may request (i) reports on a more frequent basis than provided for herein; (ii) that reports contain any further or additional relevant financial information available to Advisor; and (iii) additional or supplemental reports to those provided for herein (collectively, "Additional Reports"). Advisor shall be entitled to an additional fee to be agreed upon by Advisor and the Board for providing any Additional Reports.

      19. INVESTMENT EXPENSES. All of the expenses of due diligence, acquisition, ownership, operation, financing, improvement, maintenance, repair, leasing and sale of the Investments and Investment Opportunities shall be paid by SPF-II, including but not limited to, on-site operating expenses, real estate taxes, leasing commissions, capital expenses, property management services, property casualty and liability insurance, other taxes attributable to ownership of the Investments, audits and appraisals, accountant's fees, legal expenses, professional architectural, environmental, consulting and engineering fees, and due diligence and closing expenses. Advisor shall have access to the SPF-II Account for the purposes of paying all of the expenses outlined herein. In the event cash available in the SPF-II Account is not sufficient to pay such expenses, Advisor shall invoice SPF-II, which shall pay the same (either directly or by depositing sufficient funds in the SPF-II Account) within twenty
(20) days from receipt of the invoice.

      Advisor shall, at its expense, pay (and not charge to SPF-II or the Investments except as provided herein) the compensation of all its employees engaged in the tasks enumerated herein and provide adequate office space and all necessary office furnishings and equipment, and shall pay the cost of telephone service, heat, utilities, stationery, postage, supplies and similar miscellaneous office expenses in connection therewith, business and travel expenses, and other items of an overhead or administrative nature incurred by Advisor in the performance of its duties under this Agreement.

      20. REPRESENTATIONS AND WARRANTIES OF ADVISOR. Advisor represents and warrants that (i) Advisor is duly organized, validly existing and in good standing under the laws of the state of its organization; (ii) Advisor has the power and authority to enter into this Agreement and carry out its obligations hereunder; (iii) the execution of this Agreement has been duly authorized by Advisor and no other proceedings are necessary to authorize this Agreement; (iv) neither the execution of this Agreement nor the acts contemplated hereby nor compliance by Advisor with any provisions will violate any provision of the charter documents of


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Advisor; and (v) Advisor is registered with the Securities and Exchange
Commission pursuant to the provisions of the Investment Advisers Act of 1940, as amended.

      21. TERM.

            (a) INITIAL TERM. This Agreement shall have an initial term of ten years and, thereafter, unless terminated as hereinafter provided, shall be automatically renewed for successive periods of one year each until terminated subject to the following provisions.

            (b) TERMINATION. This Agreement shall terminate at such time as all Investments have been sold, and may be terminated at any time with or without cause by SPF-II or by Advisor upon at least ninety (90) days prior written notice to the other party. Upon such termination, Advisor shall deliver to SPF-II (or such party as is designated in writing by SPF-II) all books and records, documents and related materials which relate to SPF-II to SPF-II (or its designee). Advisor may retain copies of any books and records, documents or other materials necessary to evidence its compliance with this Agreement.

            (c) EFFECT OF TERMINATION. Any termination or expiration of the term of this Agreement shall not relieve any party of any liability that may be incurred by it for its activities hereunder prior to the effective date of such termination (and shall not terminate or affect the obligations under paragraph 4 hereof), nor shall it relieve SPF-II of its obligations herein to (i) pay Advisor any fees (including but not limited to any Incentive Fee) earned by it prior to the effective date of such termination; or (ii) reimburse Advisor for expenses incurred prior to such effective date; provided, however, that after the effective date of such termination all other rights and obligations hereunder shall cease, except as specifically provided herein. Notwithstanding the foregoing, SPF-II shall reimburse Advisor for its actual out-of-pocket expenses (such as travel, copying and shipping charges) incurred following termination.

      22. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Jersey and, for all purposes, shall be construed in accordance with said laws and the decisions of the courts of New Jersey thereon, and shall be binding upon the parties hereto and their respective successors and assigns. The parties hereby waive the right to trial by jury.

      23. MERGER; AMENDMENT. No amendment or modification of this Agreement shall have any force or effect unless it is in writing and signed by the parties. This Agreement supersedes all prior contracts and undertakings, written or oral, between the same parties concerning the same subject matter.

      24. ADVISOR'S ALLOCATION PROCEDURE. SPF-II acknowledges that Advisor, its officers, employees and affiliates provide investment advice and management services to other clients and for the account of such affiliates, and that it, such affiliates or such other clients may own, purchase or sell real estate investments which may be suitable for acquisition by SPF-II. Advisor has established a procedure which seeks to fairly allocate investment opportunities among its and its affiliates' advisory clients, and shall use its best efforts to utilize such investment allocation procedure in offering real estate investments to SPF-II. To the extent that such system for allocating investments includes an annual acquisition target, SPF-II's annual acquisition target shall be the aggregate of all funds available for investment.


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      25. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of SPF-II or Advisor, as appropriate.

      Notwithstanding the foregoing, Advisor may, without obtaining SPF-II's consent, assign its rights and obligations under this Agreement to an entity which is wholly-owned, directly or indirectly, by The Prudential Insurance Company of America and provided that the personnel responsible for the advisory services hereunder are not substantially changed.


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      IN WITNESS WHEREOF, the parties hereto, each intending to be legally bound hereby, have caused this Agreement to be executed.



                                    THE PRUDENTIAL INVESTMENT CORPORATION


                                    By: /s/ Joel W. Stoesser
                                        __________________________________
                                        Joel W. Stresser
                                        Vice President


                                    STRATEGIC PERFORMANCE FUND-II, INC.


                                    By: /s/ Joel W. Stoesser
                                        __________________________________
                                        President


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